UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 24, 2012 (August 23, 2012)

NEUROGESX, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-33438	94-3307935
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 Baker Street, Suite 200, San Mateo, California 94404

(Address of principal executive offices, including zip code)

650-358-3300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2012, NeurogesX, Inc. (the “Company”) entered into amended and restated employment agreements with two of its named executive officers (“Amended Agreements”), Stephen Ghiglieri, the Company’s Executive Vice President, Chief Operating Officer, Chief Financial Officer, and Michael Markels, the Company’s Senior Vice President, Commercial and Business Development (collectively, the “Executives”).

The Amended Agreements provide for severance payments and benefits to an Executive, subject to certain conditions, in the event such Executive is terminated without “cause” or such Executive terminates his employment for “good reason” within 18 months following a “change of control” of the Company (the “Post-Acquisition Period”), as follows (the “Post-Acquisition Severance”):

•	Continued payments of base salary for 15 months for Mr. Ghiglieri and 12 months for Mr. Markels;

•	A lump sum payment equal to the full target annual bonus for the year in which the Executive is terminated;

•	Vesting in full of all equity awards held by the Executive, other than options that vest based on trading price targets for Company common stock;

•	Extension of the post-termination exercise period for all options held by Executive to 24 months; and

•

Continued coverage under the Company’s benefit plans for such Executive and his eligible dependents for a period of up to 15 months for Mr. Ghiglieri and 12 months for Mr. Markels, subject to earlier termination if Executive secures employment with benefits generally similar to those provided in the Company’s benefit plans.

The Amended Agreements also provide for severance payments and benefits to an Executive, subject to certain conditions, in the event such Executive is terminated other than for “cause,” or such Executive terminates his employment for “good reason,” in each case prior to a change of control of the Company or after the 18-month period following a change of control (the “Outside Period”), as follows (the “Outside Severance”):

•	Continued payments of base salary for 12 months;

•

Accelerated vesting of equity held by Executive by the number of shares subject to such awards that would have vested if Executive remained a service provider for an additional 24 months after the termination;

•	Extension of the post-termination exercise period for all options held by Executive to 24 months; and

•

Continued coverage under the Company’s benefit plans for such Executive and his eligible dependents for a period of up to 12 months, subject to earlier termination if Executive secures employment with benefits generally similar to those provided in the Company’s benefit plans.

The Amended Agreements, also provide the following:

•	Annual target cash bonuses for Messrs. Ghiglieri and Markels are increased from 35% to 45% of base salary and from 30% to 40% of base salary, respectively.

•

For annual bonuses for calendar years 2012 and 2013, if employment of an Executive is terminated, such Executive will be entitled to a payment of their annual bonus for such calendar year (at the same time as other executives receive bonuses for such years) for corporate goals achieved during such year up to the termination date but without otherwise being subject to pro-ration for having been a service provider for a partial bonus year.

•

The ability to voluntarily resign after a retention milestone has been met (which is the earliest to occur of the Executive remaining a service provider to the Company until a certain date, a change of control of the Company, the Company entering into a corporate partnering transaction or, for Mr. Ghiglieri, a Company financing event) and receive either the Post-Acquisition Severance (if the resignation occurs during the Post-Acquisition Period or if a change of control closes with respect to an acquisition agreement signed within 90 days after such qualifying resignation) or the Outside Severance (if the resignation otherwise qualifies and occurs during the Outside Period but is not eligible for Post-Acquisition Severance treatment).

•

An additional option grant to each of the Executives for 130,000 shares of common stock of the Company for Mr. Ghiglieri and 110,000 shares of common stock of the Company for Mr. Markels. Such options vest as to 50% of the shares on March 12, 2013, and 1/12 of the remaining shares each month thereafter, subject to the Executive remaining a service provider to the Company on such dates. The exercise price and other terms of these options are to be set in accordance with the terms of the Company’s 2007 Stock Plan, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGESX, INC.

By:	/s/ Stephen F. Ghiglieri
Stephen F. Ghiglieri
Chief Financial Officer

Date: August 24, 2012

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